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On September 12, 2025, Robyn Denholm, Chair of the Board of Directors of Tesla, Inc. (“Tesla”), participated in an interview with each of the New York Times, the Wall Street Journal and the Financial Times. Copies of the articles are below.

Tesla Board Chair Defends Elon Musk’s Enormous Pay Proposal

Robyn Denholm, normally media shy, is campaigning to get shareholders to back the chief executive’s trillion-dollar compensation package.

New York Times

By Jack Ewing

12 September 2025

Most executives who presided over sinking sales and profit and a new product that tanked would be looking for a new job. Elon Musk, the chief executive of Tesla, could instead receive the largest compensation package in corporate history.

On Friday, the chair of Tesla’s board of directors defended the trillion-dollar compensation plan for Mr. Musk that the carmaker unveiled in a regulatory filing last week. In an hourlong interview with The New York Times, the chair, Robyn Denholm, said Mr. Musk was capable of delivering world-changing technology if driven by seemingly impossible goals.

“Putting together any compensation plan, you need to look at what motivates the individual that you’re trying to motivate,” Ms. Denholm said at Tesla’s engineering headquarters in Palo Alto, Calif. “And for Elon, it’s doing things that no one else has done before.”

Ms. Denholm, who has given few interviews in her 11 years on the Tesla board, has become the main spokeswoman for a campaign to convince the company’s investors that Mr. Musk should be given shares that would be worth almost $1 trillion if he achieved a series of moonshot objectives. Shareholders will vote on the package at an annual meeting in November.

In effect, Tesla’s board is arguing that Mr. Musk is a unique human being who responds only to otherworldly challenges matched by otherworldly compensation. In the filing, the board said benchmarking Mr. Musk’s pay package against the compensation of other executives, as is customary, would be irrelevant.

Ms. Denholm, occasionally appearing ill at ease, referred to Mr. Musk’s “unique characteristics, including his track record of being able to deliver against wildly ambitious plans.”

Tesla’s shareholders have great ardor for Mr. Musk, but even this may be a tough sell. Ms. Denholm is contending that Mr. Musk deserves this compensation package even after Tesla’s car sales have slumped on his watch, its profit has fallen and one of his pet projects, the Cybertruck pickup, has been a flop.

Some investors are angry. “Offering Elon Musk — the richest man in the world — a trillion-dollar pay package to convince him to remain C.E.O. at a company he has already badly damaged is unconscionable,” Laura Montoya, the New Mexico state treasurer, said in a statement. New Mexico and other states own Tesla shares in their employee pension funds.

Responding to that vein of criticism, Ms. Denholm said: “This plan is about future performance. It’s not about past performance. He gets nothing if he doesn’t perform against the goals.”

For Mr. Musk to collect shares that would ultimately equal 12 percent of the company, Tesla would have to deploy one million autonomous taxis and one million robots and increase profit more than 24-fold from last year. It would also have to increase its stock market value to $8.5 trillion from about $1 trillion.

But the car sales milestones in what Ms. Denholm prefers to call a performance plan do not seem that difficult to achieve. Tesla would need to sell an average of 1.2 million vehicles a year through 2035 for Mr. Musk to meet his goals, far fewer than the 1.8 million sold last year.

After pioneering the market for electric vehicles, Tesla risks becoming a minor player. It has already fallen behind the Chinese automakers BYD and Geely and could soon fall behind Volkswagen.

Ms. Denholm disputed suggestions that vehicles are no longer the most important business for Tesla, which also sells large batteries used to store renewable energy. “There is still a lot of ambition in the vehicle space,” she said, though she declined to discuss future products in detail.

Mr. Musk has appeared content to let the car business stagnate. Instead, he has described a future of “sustainable abundance” where people ride in self-driving Tesla taxis and Tesla humanoid robots act as personal servants and factory workers. Tesla’s board fully supports Mr. Musk’s strategy, Ms. Denholm said.

“It really is using technology to create a world where anything is able to be produced, goods and services are able to be produced in abundance,” she said.

The public fixation on the eye-popping value of the package is misplaced, Mr. Denholm said. Mr. Musk would have to remain at Tesla for at least seven and a half years to cash in any of the shares he received. But he would be able to immediately exercise the votes they represented. The votes, more than the wealth, are what interest Mr. Musk, she said.

“It’s actually about the voting influence in the company for the next generation of growth that he sees,” she said. “I think it’s a little bit weird talking about the dollars when it’s actually the voting influence.”

A former telecommunications executive who is Australian, Ms. Denholm has earned hundreds of millions of dollars from her work on the board, enough to buy two professional basketball teams in Sydney, one women’s and one men’s. She and other board members have often faced criticism that their compensation, which far exceeds what is typical in the corporate world, has made it hard for them to stand up to Mr. Musk.

The special committee that arrived at the compensation plan consisted of Ms. Denholm and Kathleen Wilson-Thompson, a former chief human resources officer for the Walgreens Boots Alliance. Otherwise, the board consists primarily of friends and longstanding business associates of Mr. Musk and his brother, Kimbal.

The board is not captive to Mr. Musk’s whims, Ms. Denholm insisted. “The board is a great board, very active, very independent, and I think the outside world doesn’t appreciate it,” she said.

The special committee operated under the shadow of a Delaware court ruling, which Tesla has appealed, that found Mr. Musk had largely dictated the terms of a 2018 compensation package to the board. The previous plan helped make Mr. Musk the world’s richest person, but the new plan dwarfs it.

Ms. Denholm and Ms. Wilson-Thompson held 10 meetings with Mr. Musk to discuss his compensation. Ms. Denholm insisted that there was genuine give and take despite Mr. Musk's threat, repeated several times publicly, that he would devote his time to other pursuits if he did not get enough shares to increase his current 13 percent stake to at least 25 percent. She declined to provide examples of concessions that Mr. Musk might have made.

The board has not placed any restrictions on Mr. Musk’s political activities, which included several months at President Trump’s side and outspoken support for right-wing politicians around the world. His views have offended many liberals, some of whom have sold their Teslas as a result.

“There’s no restriction on his free speech or his political views,” Ms. Denholm said. She declined to directly address a question about whether Mr. Musk had damaged Tesla’s reputation, saying, “The plan is about the future of the company and Elon’s role in that in terms of leading the company to produce fabulous products and deliver for shareholders.”

Even investors not concerned about Mr. Musk’s political leanings worried that his political activities had distracted him from running Tesla. Ms. Denholm said that, for security reasons, the board had asked Mr. Musk not to travel a lot while he worked for the Trump administration. That was why he spent so much time in Washington, she said.

“I’m not concerned about him not spending enough time or energy at Tesla,” Ms. Denholm said, “and I never have been.”

Why Tesla’s Board Wants to Make It Rain for Elon Musk

In an interview, Tesla Chair Robyn Denholm suggests shareholders wouldn’t like a future without the company’s visionary leader

Wall Street Journal

By Tim Higgins

14 September 2025

The thing Tesla is selling hardest these days is the idea that Elon Musk needs to be paid more.

And the woman handed that sales job—again—is Robyn Denholm, the chair of the electric carmaker.

She has already begun a campaign ahead of the Nov. 6 shareholder vote on what could be a $1 trillion pay package aimed at motivating Musk to lock in for the next decade. Normally a behind-the-scenes operator, she has been sitting for interviews and preparing to pitch major investors.

This is the second time in about 18 months that she’s essentially making the case Tesla needs to give Musk a giant payday to keep him happy—the implied threat being that he might bolt if investors don’t.

Denholm is trying to sell the new pay package as Tesla’s deliveries of vehicles are down for the year, a remarkable development for a growth-stock company. Its only all-new passenger vehicle in years, the Cybertruck, launched in 2023 and quickly flopped. And the company’s bet on robot cars is still in its infancy, having launched a limited robotaxi service in Austin, Texas, in June after roughly a decade of hype.

In a recent interview, Denholm conceded there’s investor fatigue around the matter of Musk’s controversial 2018 pay plan—the roughly $50 billion deal whose fate is tied up in a Delaware court. But she thinks the latest proposal is what investors want.

“I was getting a lot of questions from shareholders about what does the future look like, for Elon and the company,” she told me.

Denholm said she has tried to imagine a Tesla without Musk and suggests shareholders wouldn’t like it—especially at this crucial moment in pivoting from being a car company to one deploying artificial intelligence through robots.

“Our view is the opportunity ahead is far greater with Elon at the helm than without,” she said.

You wouldn’t expect her to say otherwise. After 11 years on the Tesla board, including nearly seven as chair, Denholm is a veteran of these sorts of proxy fights.

She was the tip of the spear in persuading Tesla investors in 2016 to approve the acquisition of a struggling solar-panel company where Musk was the chairman and largest individual shareholder. It was part of his vision at the time to make Tesla into a renewable energy company, but was seen by critics as a bailout for him.

Then last year, Denholm was again trying to persuade shareholders to reapprove that 2018 compensation plan after a Delaware judge rescinded it. That ruling was critical of Denholm for “lackadaisical” oversight of Musk.

She bristles at such criticisms, once telling a reporter that such claims were “crap,” only to receive a private rebuke from her 95-year-old mother, who I’m told, reads Denholm’s press closely.

“I know that I work for the shareholders,” Denholm said. She sees part of her role as making sure the board and Musk have a good relationship while also balancing her duty to protect shareholders’ interest.

On that metric, she’s delivering. During her tenure as chair, Tesla’s market value has soared to $1 trillion. She credits the 2018 pay package with helping motivate Musk.

Still, it is hard to imagine the board of another publicly traded company giving its CEO the free rein Tesla has given Musk, such as overseeing several other companies—even with his past successes.

“You can’t say ‘I want Elon but I don’t want this bit,’ or ‘Can you dial up this bit?’” Denholm said. “I lean into tough discussions…Sometimes he listens, sometimes he doesn’t, and that’s his prerogative.”

Denholm might technically be Musk’s boss, but like most people at the company, she clearly spends a lot of time trying to make him happy.

Last summer, it seemed like she had. Musk excitedly jumped up and down on stage at the June 2024 shareholder meeting, moments after they reauthorized his roughly $50 billion pay package following the judge’s original ruling.

Except that payday didn’t hold his attention long. Weeks later, he became consumed with President Trump’s re-election. Then he relocated to Washington early this year in a vain attempt to remake the government as some investors pleaded with him to spend more time on Tesla.

His mood about his day job at Tesla wasn’t helped when the Delaware judge in December again struck down the pay package.

In January, a special Tesla board committee, which included Denholm, began work on the compensation issue. They aimed to devise a way to cover the past plan and offer up a new one exciting enough to keep Musk engaged.

During negotiations, according to the company, Musk raised the possibility he “may pursue other interests and leave Tesla if he did not receive” assurances around achieving at least a 25% voting interest in the company and being paid his 2018 compensation plan in full. Musk also made clear, according to the company, that he was unwilling to accept restrictions on his involvement in other companies or his activities.

The special committee had its own wish list, including Musk’s assurance that his involvement with the political sphere would wind down in a timely manner. That would happen. Musk’s relationship with the Trump White House later blew up over spending legislation and other perceived slights.

“I’m not sure that he would say today that his stint in Washington was fabulous,” Denholm said. “I don’t think it was fabulous for the company, either.”

When talking about Musk’s extracurricular activities, Denholm can sound contradictory. On one hand, she says she isn’t concerned about the amount of time Musk spends on Tesla and sidesteps questions about whether she thinks his politics hurt the brand. “I’ve never, never been worried that he hasn’t devoted enough time to Tesla, even while he was in Washington,” she said.

Still, she said the board wants to get him “to devote as much of his time, energy and focus as we could get.” But the new pay plan doesn’t specify how much time the board wants.

Denholm doesn’t see it as a punching-the-time-card situation. “It’s not time that I measure,” she said, “it’s output.”

Shareholders could be forgiven for hoping that output involves selling the future and the products that will shape it, instead of Musk’s pay.

Tesla chair says $1tn pay award will push Musk to do ‘impossible things’

Robyn Denholm defends controversial package and says she has ‘tough conversations’ with billionaire about his political posts

Financial Times

By Stephen Morris

14 September 2025

Tesla chair Robyn Denholm has justified her decision to offer Elon Musk $1tn in stock, calling him a “unique” chief executive who must put in superhuman effort and achieve “impossible things” to receive the historic award.

Last week, Tesla’s board proposed a pay package that would grant Musk 12 per cent of the electric-vehicle maker’s shares if over the next decade he can octuple its valuation to $8.5tn, boost earnings 24-fold and sell millions more cars and robots. But achieving even half of the incremental targets could make him the world’s first trillionaire.

“In order to achieve the aspirational goals that we have put in place, he will have to put in time, energy and effort beyond what most humans can do,” Denholm said in an interview with the Financial Times in Palo Alto ahead of a critical shareholder vote on Musk’s pay in November.

“This is definitely not a lay up. It’s a very ambitious plan . . . he earns the right to have an unprecedented award.”

Denholm also defended the board’s hands-off approach to Musk’s divisive politics, emphasising his right to free speech and unique qualities she views as vital to Tesla.

“He’s a generational leader. We think that he actually has what it takes to deliver,” she said. “The board’s opportunity here is to motivate Elon to do impossible things.”

Denholm denied that Musk — the world’s richest man with a $419bn fortune — is motivated by money. She argued the package is structured to offer him incrementally greater control of the company only if he adds trillions in shareholder value, whilst forcing him to wait more than seven years to realise any financial benefit himself.

“He’s been very public about voting rights being important to him. I would say that money is not,” she said. “It’s important to note that he could get nothing . . . zero compensation unless you perform against the milestones.”

Musk has repeatedly threatened to leave if he does not acquire at least a 25 per cent of the stock, arguing he needs a blocking stake to fend off activists as Tesla develops artificial intelligence, self-driving cars and millions of humanoid robots.

Denholm said that she finds his threat credible, and dismissed reports earlier this year that the board sought to replace the CEO as “total rubbish”.

“From my perspective that is a real possibility,” she added. “He has other interests in which he could generate significant advancements in humankind.” Musk also runs $400bn rocket maker SpaceX and $200bn start-up xAI.

The board laid out multiple dire consequences if Musk were to depart: losing his “singular talent” and strategic vision, an exodus of critical staff and a drop in the share price.

Despite this, Denholm denied that Musk represented an “unsustainable” key man risk, giving the board little leverage in contract talks to negotiate the best deal for shareholders.

Without Musk “there are activities in the company that would continue, but our view is the best way to optimise the future of Tesla is with Elon at the helm”.

Despite having one of the most high profile and lucrative roles in technology, Denholm had shunned publicity for most of her six-plus years chairing Tesla from her native Australia. But last year, the 62-year-old former accountant was forced to defend her integrity when a Delaware judge struck down Musk’s 2018 Tesla pay deal.

That too was thought to be unachievable, but paid out in full after Tesla’s value grew from $59bn to exceed $650bn, netting Musk $56bn in stock options.

Denholm has faced fierce personal criticism and found herself at the centre of a debate about the vast wealth and power being accumulated by Silicon Valley’s elite. She herself has made more than $530mn from exercising share options in her 11 years on the board.

In her ruling, the Delaware judge criticised Denholm’s “lackadaisical approach” to governance and characterised the board — which includes Musk’s brother Kimbal, venture capitalist Ira Ehrenpreis, Airbnb co-founder Joe Gebbia and Rupert Murdoch’s son James — as “supine servants of an overweening master”.

Denholm rejected the allegations as “absolute BS” and “crap” in an FT interview last year.

The company is appealing against the decision after the package was re-ratified by a shareholder vote in June last year.

With the case still pending, Tesla last month awarded Musk 96mn shares worth about $30bn in what it described as a “good faith” interim payment. Shareholders will vote on the new 423mn share package on November 6.

Denholm has also been cast in the uncomfortable role of overseeing Musk’s increasingly strident social media posts and navigating the fallout of his relationship, then rift, with President Donald Trump.

Many have blamed his divisive politics for alienating core liberal customers and causing a plunge in car sales in the US and Europe. Second-quarter profit fell by more than a fifth and Tesla now faces the loss of billions in emissions credit trading profit after Republicans neutered US schemes and ended EV tax incentives.

Denholm said that it was “tough to tell” if Musk was the root cause of the sales decline, and that temporarily shuttering four factories to reconfigure them to produce a new version of its bestselling Model Y was also to blame.

“There’s definitely obvious sentiment out there, particularly over the period of time when he was part of the administration . . . But who knows?”

When Musk took a role as head of the so-called Department of Government Efficiency early this year, his cuts to the federal workforce provoked a backlash, with Teslas being vandalised, drivers harassed and dealerships picketed.

“Protests in a democracy are expected, but violent protests, particularly when they’re directed at employees and customers, to me, that’s not cool,” she said.

Investors also criticised the amount of time he spent in Washington away from Tesla’s headquarters in Austin. Denholm said that the company asked him not to travel back and forth for security reasons and that he never disengaged.

“I don’t have to measure the number of hours that he’s working to see what he’s doing at the company,” she said. “Quite frankly, he works extraordinary hours.”

Still, Tesla’s proxy statement ahead of the pay vote said that the board had received “assurances that Musk’s involvement with the political sphere would wind down in a timely manner”.

Denholm declined to comment on whether this meant Musk could no longer start his planned new “America Party” to challenge Trump, donate to candidates in the US or abroad, or continue posting about political issues if he wants to get his shares.

“It’s exactly what it means . . . We spent a long time writing the proxy. The words were very carefully chosen and vetted and gone through 47 advisers. So they are the words that we chose.”

Has she ever asked him to rein in his politics or post less incendiary messages for the benefit of staff and the company’s brand?

“The board is very comfortable having tough conversations,” she said. “I have conversations with Elon regularly. I can text him any time of the day . . . And he will answer me pretty quickly.”

“I don’t call him up about every single tweet that he makes. Free speech is one of his and the US’s important principles . . . At the end of the day he’s an individual. He has opinions. He’s free to share those opinions.”

When asked her view about a post Musk made on September 10 after the assassination of conservative activist Charlie Kirk which stated: “The Left is the party of murder”, she replied: “I don’t think I’m going to comment on that. If there are things that I don’t subscribe to, I will tell him, but not every single tweet.”

On September 15, 2025, Elon Musk posted the following on X.

Additional Information and Where to Find It

Tesla intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement will contain important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders will be able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders will be able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in Tesla’s preliminary proxy statement on Schedule 14A for the 2025 Annual Meeting, filed on September 5, 2025 (the “Preliminary Proxy Statement”), commencing on pages 134 and 156, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Preliminary Proxy Statement commencing on page 164 and is available here. Supplemental information regarding holdings of the Company’s securities can be found in the Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on September 9, 2025 for Mr. Taneja (available here); on September 12, 2025 for Mr. Zhu (available here); and on September 15, 2025 for Mr. Musk (available here). Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Ownership of Securities” of the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the 2025 Annual Meeting.